For the fiscal period ended (a) 10/31/96
File number (c)811-3981

                          SUB-ITEM 77M
                             Merger

     On  September  20, 1996, International  Stock
Series,  a series of the Registrant, acquired  all
the  assets and liabilities of International Stock
Fund,   a   series  of  Prudential   Dryden   Fund
(formerly,     The    Prudential     Institutional
Fund)(Dryden  Fund),  pursuant  to   a   plan   of
reorganization  approved  by  International  Stock
Fund  shareholders  on  September  6,  1996.   The
reorganization was approved by the Directors of the Registrant on May 8, 1996, but did not require the approval of the Registrant's shareholders.
The  reorganization was accomplished on  September
20, 1996, by a tax-free exchange of Class Z shares of Registrant's International Stock Series for the assets and liabilities of International Stock
Fund.

     Dryden  Fund,  continues to be  a  registered
investment company and has no current intention to
cease  to be such a company.  International  Stock
Fund,   a  series  of  Dryden  Fund,  has   ceased
operations.